Exhibit 99.1

   IGATE CORPORATION REPORTS CONTINUED IMPROVEMENT IN THIRD QUARTER FINANCIAL
                                     RESULTS

           NINTH CONSECUTIVE QUARTER OF YEAR-OVER-YEAR REVENUE GROWTH; INCOME FROM OPERATIONS OF $1.7 MILLION VERSUS A LOSS OF ($1.5) MILLION;
           OFFSHORE SUBSIDIARY ADDS EIGHT CLIENTS, SIX ARE GLOBAL 1000

    PITTSBURGH, Nov. 8 /PRNewswire-FirstCall/ -- iGATE Corporation (Nasdaq:
IGTE), a global provider of IT and BPO services, today announced its financial results for the third quarter ended September 30, 2005.

    (Logo: http://www.newscom.com/cgi-bin/prnh/20010110/IGTELOGO)

    Third Quarter Highlights
     * Consolidated revenues increase 5.3% year-over-year, 3.2% sequentially.
     * Sequential gross margin increase to 27.0% from 24.7%.
     * Consolidated income from operations of $1.7 million compared to ($1.5) million loss from operations last year and ($0.6) million loss from operations in 2005 second quarter.
     * Diluted earnings per share of $0.02 compared to net loss of ($0.03) last year.
     * Cash flow provided by operations a positive $8.4 million year to date.

    Third Quarter Results
    Consolidated revenues for the third quarter increased 5.3% to $70.1 million from $66.6 million in the same quarter last year and rose 3.2% from $67.9 million reported in the second quarter of 2005. The year-over-year revenue increase was due to revenue growth at the Company's offshore subsidiary, iGATE Global Solutions ("iGS"), which was driven by momentum from new clients added during the past 15 months, increases in billable headcount and utilization. The sequential third quarter revenue improvement was due to higher revenues from iGS as well as net growth in the Company's core staffing operations, iGATE Professional Services ("iPS").

    Gross margin, as a percentage of sales, increased to 27.0% in the third quarter from 25.3% in last year's third quarter and the 24.7% reported in the 2005 second quarter. The improvements were due to higher revenue and gross margin at iGS and higher utilization rates at both iGS and iPS.

    Selling, general, and administrative (SG&A) expense for the third quarter decreased 6.0% to $17.2 million from $18.3 million in the same period last year and decreased 0.9% from $17.4 million reported in the 2005 second quarter. The sequential quarter over quarter decrease was due primarily to a reduction in bad debt expense at iPS. As a percentage of sales, third quarter SG&A declined to 24.6% from 27.5% in the corresponding period last year and from 25.6% in the 2005 second quarter.

    Third quarter income from operations improved to $1.7 million compared to a loss of ($1.5) million in the corresponding period last year. Last year's third quarter included a $1.6 million pretax charge related to the completion of the Company's Quintant acquisition. On a sequential basis, the third quarter income from operations of $1.7 million compared to a second quarter loss from operations of ($0.6) million.

    The Company reported net income of $0.9 million, or $0.02 per diluted share, for the third quarter compared to a net loss of ($1.8) million, or ($0.03) per diluted share, in the corresponding period last year.

    "We are pleased with the solid progress being made on our top priorities of growing offshore revenues and expanding our overall profitability," stated Sunil Wadhwani, Chief Executive Officer and co-founder of iGATE Corporation. "During the quarter, we had material revenue growth in offshore services and our overall gross profit margins improved significantly. In conjunction with our shift in strategic focus to pursue more Global 1000 clients that represent greater growth opportunities, we continued to add more high quality clients at iGS during the quarter, and we are gaining more project and service traction with clients added during the previous 15 months. In addition, our staffing business remains steady, is profitable and continues to generate solid cash flow."

    Ashok Trivedi, President and co-founder of iGATE Corporation commented, "iGS secured eight additional clients during the third quarter and six are Global 1000 companies. In addition, iGS again increased its billable headcount and utilization rates. We are very encouraged by the recent client additions and believe that our business strategy of focusing on larger, multi- year contracts with Global 1000 companies is beginning to show the positive results we expect."

    Year-To-Date Results
    Consolidated revenues for the nine months ended September 30, 2005 increased 5.7% to $207.6 million from $196.5 million in the same period last year. The year-to-date revenue increase was due primarily to higher revenues from iPS as a result of a large financial services client project that began in the second quarter of 2004 and reached completion during the 2005 third quarter. Also contributing to the nine month revenue increase was slightly higher revenues reported at iGS.

    As a percentage of sales, year-to-date gross margin declined slightly to 25.5% from 25.6% in the corresponding period last year. The gross margin decline was attributable to a higher revenue contribution from the Company's lower margin iPS business and annual wage increases at iGS.

    Year-to-date net income was $1.9 million, or $0.04 per diluted share, compared to a net loss of ($9.3) million, or ($0.18) per basic share, in the same period last year.

    Operating Segments

    iGATE Global Solutions (iGS)
     * iGS reported third quarter revenues of $35.2 million, up 3.2% from second quarter revenues of $34.1 million.

     * iGS reported third quarter gross margins of 31.0%, up from 26.9% in the second quarter.

     * iGS reported third quarter operating income of $0.7 million compared to an operating loss of ($0.5) million in the second quarter.

     * iGS added eight new clients during the third quarter, six of which are Global 1000 companies, bringing to 57 the total number of new clients added during the past 15 months, 33 of which are Global 1000 companies.

     * The improvement in iGS's third quarter results was primarily due to recent client additions, increases in billable headcount and utilization rates.

     * The third quarter offshore/onsite ratio improved to 68% / 32% compared with 57% / 43% in the corresponding period last year and 67% / 33% in the 2005 second quarter.

     * Offshore revenues contributed 40.6% to total third quarter iGS IT services revenues compared with 36.8% in the 2005 second quarter.

     * iGS added 73 employees during the third quarter, 64 of which are billable employees. As of the end of September, the iGS total employee headcount was approximately 4,360.

     * Mr. UVG Sekar, formerly with IBM Corporation, joined iGS as the Global Head of Human Resources. He will be leading the company's recruitment and human resource initiatives, policies and administration.

     * The iGS Board of Directors approved the initial plan regarding Phase III of the company's Whitefield campus at Bangalore, India. This project is projected to add 1,000 seats and is expected to be completed in 2007.

    iGATE Professional Services
     * Third quarter revenues of $34.2 million were comparable to $34.4 million reported in the same period last year and up 3.4 percent compared with $33.1 million in the 2005 second quarter.

     * Third quarter gross margins increased to 22.3%, up from 21.7% in the second quarter.

     * Third quarter income from operations for iPS of $3.7 million was comparable with the corresponding period last year and up 31.0% compared with the $2.8 million reported in the 2005 second quarter.

     * Growth in core staffing operations strengthened with a net growth of 50 consultants during the third quarter.

    Cash Flow & Balance Sheet
    For the nine month year-to-date period ended September 30, 2005, cash flow provided by operations was a positive $8.4 million compared to cash used by operations of $14.9 million for the corresponding period in 2004.

    The Company continues to maintain a strong balance sheet. As of September 30, 2005, the Company had $62.5 million in cash and short-term investments and no outstanding borrowings.

    Conference Call
    iGATE will host a telephone conference call to discuss the company's third quarter financial results on Tuesday, November 8, 2005 at 10:00 a.m. EST. A live webcast of this conference call will be available on the company's website, http://www.igatecorp.com. Simply click on the investor relations section and follow the links to the live webcast. The webcast will remain available for replay through November 15, 2005.

    About iGATE Corporation
    Pittsburgh, Pennsylvania-based iGATE Corporation (Nasdaq: IGTE) is the first fully integrated technology and operations firm with a global service model. iGATE Corporation, through its offshore subsidiary, iGATE Global Solutions Ltd., enables clients to optimize their business through a combination of process investment strategies, technology leverage and business process outsourcing and provisioning. Services include consulting, enterprise data management and data warehousing, business intelligence and analytics, design, development, systems integration, package evaluation, and implementation, re-engineering and maintenance. iGATE Corporation also offers IT Professional Services in the areas of packaged application implementation, custom development, web services and business intelligence.

    The company services more than 300 clients across five continents. Clients rely on iGATE because of the high quality of service, responsiveness, and cost-effective global reach. More information about iGATE is available at http://www.igatecorp.com.

    Forward-Looking Statements
    Some of the statements contained in this news release that are not historical facts are forward-looking statements. These forward-looking statements include the company's financial, growth and liquidity projections as well as statements concerning the company's plans, strategies, intentions and beliefs concerning business cash flows, costs and the markets in which it operates. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify certain forward-looking statements. These statements are based on information currently available to the company and it assumes no obligation to update the forward statements as circumstances change. There are risks and uncertainties that could cause actual events to differ materially from the forward-looking statements. These risks include, but are not limited to, the company's ability to predict its financial performance, the level of market demand for its services, the highly-competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the company's customers to reduce their spending for its services, the company's ability to create, acquire and build new businesses and to grow existing businesses, attract and retain qualified personnel, reduce costs and conserve cash, currency fluctuations and market conditions in India and elsewhere around the world, political and military tensions in India and South Asia, changes in generally accepted accounting principles and/or their interpretation and other risks that are described in more detail in the company's filings with the Securities and Exchange Commission including its Form 10-K (as amended) for the year ended December 31, 2004.

                                iGATE CORPORATION
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                             (dollars in thousands)

                                        September 30,   December 31,
                                             2005            2004
                                        -------------   -------------
                                         (unaudited)      (audited)
              ASSETS
Current assets:
     Cash and cash equivalents          $      31,510   $      28,201
     Short term investments                    31,010          35,863
     Accounts receivable, net                  54,702          61,363
     Prepaid and other current assets           6,094           6,985
     Prepaid income taxes                       1,896             435
     Deferred income taxes                      1,817           2,304
           Total current assets               127,029         135,151

Investments in unconsolidated
 affiliates                                     4,328           3,951
Land, building, equipment and
 leasehold improvements, net                   29,880          25,814
Goodwill                                        9,192           9,398
Intangible assets, net                          4,142           5,918

           Total assets                 $     174,571   $     180,232

   LIABILITIES AND SHAREHOLDERS'
              EQUITY
Current liabilities:
     Accounts payable                   $       8,342   $       8,636
     Accrued payroll and related
      costs                                    16,321          16,662
     Accrued income taxes                           -           2,019
     Other accrued liabilities                  5,750           9,555
     Restructuring reserve                      2,413           3,692
     Deferred revenue                             177             653
     Current liabilities of
      discontinued operations                      81              88
           Total current liabilities           33,084          41,305

     Restructuring reserve                      2,974           3,777
     Other long term liabilities                  528             564
     Deferred income taxes                      9,723           9,520
           Total liabilities                   46,309          55,166

     Minority interest                         14,271          13,366

Shareholders' equity:
     Common Stock, par value $0.01
      per share                                   536             535
     Additional paid-in capital               161,587         161,345
     Retained deficit                         (34,777)        (36,710)
     Deferred compensation                     (1,323)         (1,934)
     Common stock in treasury, at
      cost                                    (14,714)        (14,714)
     Accumulated other comprehensive
      income                                    2,682           3,178
          Total shareholders' equity          113,991         111,700
           Total liabilities and
            shareholders' equity        $     174,571   $     180,232
                                iGATE Corporation
                        Consolidated Statements of Income
                  (dollars in thousands, except per share data)
                                   (unaudited)

                                                    Three Months ended        Nine Months Ended
                                                      September 30,             September 30,
                                                 -----------------------   -----------------------
                                                    2005         2004         2005         2004
                                                 ----------   ----------   ----------   ----------
Revenues                                         $   70,102   $   66,565   $  207,599   $  196,496

Cost of revenues                                     51,172       49,728      154,674      146,236

Gross margin                                         18,930       16,837       52,925       50,260

Selling, general and
 administrative                                      17,221       18,311       51,824       54,565

Restructuring charges                                     -            -            -        4,896

Income (loss) from operations                         1,709       (1,474)       1,101       (9,201)

Other income, net                                       411          611          645          867

Minority interest                                      (260)         (73)        (403)          56

Equity in income (losses) of
 affiliated companies                                   137          (98)         108         (285)

Income (loss) before income taxes                     1,997       (1,034)       1,451       (8,563)

Income tax expense (benefit)                          1,122          785         (482)       4,525
Income (loss) from continuing
 operations                                             875       (1,819)       1,933      (13,088)
Income from discontinued
 operations, net of income taxes                          -            3            -        3,818
Net income (loss)                                $      875   $   (1,816)  $    1,933   $   (9,270)

Net earnings (loss) per common share, Basic:
Earnings (loss) from continuing
 operations                                      $     0.02   $    (0.03)  $     0.04   $    (0.25)
Earnings from discontinued
 operations                                               -         0.00            -         0.07
Net earnings (loss) - Basic                      $     0.02   $    (0.03)  $     0.04   $    (0.18)

Net earnings (loss) per common share, Diluted:
Earnings (loss) from continuing
 operations                                      $     0.02   $    (0.03)  $     0.04   $    (0.25)
Earnings from discontinued
 operations                                               -         0.00            -         0.07
Net earnings (loss) - Diluted                    $     0.02   $    (0.03)  $     0.04   $    (0.18)

Weighted average common shares
 outstanding, Basic                                  52,529       52,922       52,507       52,710
Weighted average dilutive common
 equivalent shares outstanding                       52,706       52,922       52,712       52,710

                                                                   iGATE
                                                    iGATE       Professional      iGATE
Three Months Ended March 31, 2005                  Solutions      Services       Corporate       Total
----------------------------------------------   ------------   ------------   ------------   ------------
External revenues                                $     32,711   $     36,457   $        433   $     69,601
Cost of revenues                                       23,193         28,957            254         52,404
Gross margin                                            9,518          7,500            179         17,197
Selling, general and
 administrative                                         9,277          4,551          3,401         17,229
Income (loss) from operations                    $        241   $      2,949         (3,222)           (32)
Other expense, net                                                                     (286)          (286)
Minority interest                                                                       (84)           (84)
Equity in losses of affiliated
 companies                                                                             (117)          (117)
Loss before income taxes                                                       $     (3,709)  $       (519)

                                                                   iGATE
                                                    iGATE       Professional      iGATE
Three Months Ended June 30, 2005                   Solutions      Services       Corporate       Total
----------------------------------------------   ------------   ------------   ------------   ------------
External revenues                                $     34,071   $     33,056   $        769   $     67,896
Cost of revenues                                       24,922         25,889            287         51,098
Gross margin                                            9,149          7,167            482         16,798
Selling, general and
 administrative                                         9,660          4,370          3,344         17,374
(Loss) income from operations                    $       (511)  $      2,797         (2,862)          (576)
Other expense, net                                                       520            520
Minority interest                                                                       (59)           (59)
Equity in income of affiliated
 companies                                                                               88             88
Loss before income taxes                                                       $     (2,313)  $        (27)

                                                                   iGATE
                                                    iGATE       Professional      iGATE
Three Months Ended September 30, 2005              Solutions      Services       Corporate       Total
----------------------------------------------   ------------   ------------   ------------   ------------
External revenues                                $     35,151   $     34,188   $        763   $     70,102
Cost of revenues                                       24,246         26,551            375         51,172
Gross margin                                           10,905          7,637            388         18,930
Selling, general and
 administrative                                        10,162          3,973          3,086         17,221
Income (loss) from operations                    $        743   $      3,664         (2,698)         1,709
Other expense, net                                                                      411            411
Minority interest                                                                      (260)          (260)
Equity in income of affiliated
 companies                                                                              137            137
Loss before income taxes                                                       $     (2,410)  $      1,997

                                                                   iGATE
                                                    iGATE       Professional      iGATE
Nine Months Ended September 30, 2005               Solutions      Services       Corporate       Total
----------------------------------------------   ------------   ------------   ------------   ------------
External revenues                                $    101,933   $    103,701   $      1,965   $    207,599
Cost of revenues                                       72,361         81,397            916        154,674
Gross margin                                           29,572         22,304          1,049         52,925
Selling, general and
 administrative                                        29,099         12,894          9,831         51,824
(Loss) income from operations                    $        473   $      9,410         (8,782)         1,101
Other expense, net                                                                      645            645
Minority interest                                                                      (403)          (403)
Equity in income of affiliated
 companies                                                                              108            108
Loss before income taxes                                                       $     (8,432)  $      1,451

SOURCE  iGATE Corporation
    -0-                             11/08/2005
    /CONTACT: Michael J. Zugay, Sr. Vice President & CFO of iGATE Corporation, +1-412-787-9590, or mzugay@igate.com/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20010110/IGTELOGO
             AP Archive:  http://photoarchive.ap.org
             PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.igatecorp.com/
    (IGTE)